EXHIBIT 23.2

CONSENT OF EXPERTS - INDEPENDENT REGISTERED ACCOUNTANTS

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

MainStreet BankShares, Inc.

Martinsville, Virginia

We consent to the inclusion in the Form SB-2 Registration Statement of MainStreet BankShares, Inc. and Subsidiary of our report dated March 3, 2006, relating to the consolidated balance sheets of MainStreet BankShares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

December 7, 2006